EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Administrative and Investment Committee
Anadarko Employee Savings Plan:

We consent to the incorporation by reference in the registration statement (No. 33-8643 and No. 333-161367) on Form S-8 of Anadarko Petroleum Corporation of our report dated June 15, 2015, with respect to the statement of net assets available for benefits of the Anadarko Employee Savings Plan as of December 31, 2014, which report appears in the December 31, 2015 annual report on Form 11-K/A of the Anadarko Employee Savings Plan.

/s/ KPMG LLP

Houston, Texas
June 16, 2016